Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release:
May 18, 2011
Contact: Michael J. Wayne Senior Vice President (607) 737-3762 mwayne@chemungcanal.com

Two New Directors Join Chemung Financial Board

Chemung Financial Corporation, the holding company of Chemung Canal Trust Company and CFS Group, Inc., today announced that, as a result of the completion of the acquisition of Fort Orange Corp., two former Fort Orange Directors have been appointed Directors of the holding company and the bank.

Joining the Chemung Financial Corporation and Chemung Canal Trust Company Boards are Larry H. Becker, 71, of Slingerlands, NY and Eugene M. Sneeringer, Jr., 56, of Albany, NY.

Becker, a retired Certified Public Accountant, is a graduate of Norwich University in Vermont. He is owner and Chief Operating Officer of Windsor Development Group, Inc., a regional real estate development firm.  Becker is a Past Chairman and member of the Board of Trustees of the Capital District YMCA, a member of the Board of Trustees of the Albany Academies, and a past member of the Associate Board of Trustees of Siena College.  Mr. Becker is a member of the NYS Society of CPAs and the American Institute of CPAs.

Sneeringer is a graduate of Colgate University and Albany Law School of Union College.  He is Principal and Vice President of Sneeringer Monahan Provost Redgrave Title Agency, Inc.  Sneeringer is a member of the Albany County, New York State and American Bar Associations.  He is a member of the Board of Trustees of Albany Law School and the Wildwood Programs.

Becker and Sneeringer each served on the Board of Directors of Capital Bank and Trust Company and its holding company, Fort Orange Corp., before it was acquired by Chemung Financial Corporation in April.  Both joined the Capital Bank Board in 2004 and the Fort Orange Board in 2006.  At the time of the acquisition, Mr. Becker served as Vice Chairman of each Board, while Mr. Sneeringer served as Chairman of both groups.

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

-- 30 --